Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DaVita Seeks Amendment to its Senior Secured Credit Facilities

EL SEGUNDO, CA., May 15, 2006 — DaVita Inc. (NYSE: DVA) has announced that it is seeking an amendment and restatement to its existing Senior Secured Credit Facilities primarily to reduce the margin over LIBOR that the Company pays as interest under the existing Term Loan A and Term Loan B. The outstanding balances on the Senior Secured Term Loan A and Senior Secured Term Loan B are approximately $279 million and $2,400 million, respectively. The amendment and restatement will be led by J.P. Morgan Securities Inc. Approval of the amendment and restatement requires approval of the existing lenders, and there can be no assurance that the Company will be able to secure such approval.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 41 states, as well as Washington, D.C. As of March 31, 2006, DaVita operated or managed over 1,200 outpatient facilities serving approximately 98,000 patients.